Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 19, 2019

ACME UNITED REPORTS 10% NET INCOME INCREASE AND 15% DILUTED EPS
INCREASE FOR SECOND QUARTER OF 2019

FAIRFIELD, CT. – July 19, 2019 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended June 30, 2019 were $40.2 million, compared to $39.8 million in the same period of 2018, an increase of 1%, or 2% in constant currency. Net sales for the six months ended June 30, 2019 were $71.6 million, compared to $71.5 million in the same period in 2018, a 1% increase in constant currency.

Net income for the three months ended June 30, 2019 was $2.7 million, or $0.77 per diluted share, compared to $2.4 million, or $0.67 per diluted share, for the same period in 2018, increases of 10% and 15%, respectively. Net income for the six months ended June 30, 2019 was $3.5 million, or $1.01 per diluted share, compared to $3.2 million, or $0.88 per diluted share, in last year’s same period, increases of 9% and 15%, respectively.

Walter C. Johnsen, Chairman and CEO said, “We had excellent sales of first aid products, Camillus hunting and camping items, and Cuda fishing tools. Sales of Westcott items related to back to school were softer than in last year’s period.

“Revenues for the next 6 months are forecast to have solid growth in first aid, Camillus and DMT products. Sales of Westcott school and office products are expected to be consistent with last year. Accordingly, we are reiterating our financial guidance for 2019 of approximately $140 to $143 million in sales, net income of $5.0 to $5.3 million and $1.41 to $1.50 earnings per share.”

Mr. Johnsen added “We have reduced net debt by over $5.0 million during the past 12 months and continue to seek tuck-in acquisitions with particular interest in products we can bring in through multiple channels of distribution.”

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In the U.S. segment, net sales for the three months ended June 30, 2019 increased 1% compared to the same period in 2018. Sales of first aid and safety products were strong; however, there was softness in sales of certain school and office products. Net sales for the first six months of 2019 in the U.S. segment were constant compared to the same period in 2018.

Net sales in Europe for the three months ended June 30, 2019 increased 22% in U.S. dollars and 28% in local currency compared to the same 2018 period. The sales increase in the quarter was mainly due to a large back-to-school promotion to a major retailer. Net sales for the six months ended June 30, 2019 increased 13% in U.S. dollars and 22% in local currency compared to the first half of 2018 mainly due to new customers in the office products channel and continued growth of DMT sharpening products.

Net sales in Canada for the three and six months ended June 30, 2019 decreased 10% in U.S. dollars and 6% in local currency compared to the same prior-year periods.

Gross margin was 36.7% in the three months ended June 30, 2019, compared to 37.0% in the same period in 2018. Gross margin was 37.1% in the six months ended June 30, 2019, compared to 37.6% in the same period in 2018.

The Company’s bank debt less cash on June 30, 2019 was $41.0 million compared to $46.3 million on June 30, 2018. During the twelve-month period ended June 30, 2019, the Company distributed $1.5 million in dividends on its common stock, repurchased $0.4 million in treasury stock and generated $8.4 million in free cash flow, including a $2.9 million reduction in inventory.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 19, 2019, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-289-0558. International callers may dial 929-477-0275. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

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About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2019

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2019	June 30, 2018

Net sales	$40,220	$39,751
Cost of goods sold	25,449	25,039
Gross profit	14,771	14,712
Selling, general, and administrative expenses	11,003	11,087
Operating Income	3,768	3,625
Interest expense, net	491	445
Other expense, net	14	74
Total other expense, net	505	519
Income before income tax expense	3,263	3,106
Income tax expense	592	670
Net income	$2,671	$2,436

Shares outstanding - Basic	3,351	3,374
Shares outstanding - Diluted	3,485	3,624

Earnings per share - Basic	$0.80	$0.72
Earnings per share - Diluted	0.77	0.67

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2019 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2019	June 30, 2018

Net sales	$71,590	$71,460
Cost of goods sold	45,016	44,624
Gross profit	26,574	26,836
Selling, general, and administrative expenses	21,271	21,846
Operating Income	5,303	4,990
Interest expense, net	994	850
Other expense, net	12	61
Total other expense, net	1,006	911
Income before income tax expense	4,297	4,079
Income tax expense	819	879
Net income	$3,478	$3,200

Shares outstanding - Basic	3,351	3,374
Shares outstanding - Diluted	3,429	3,642

Earnings per share - Basic	$1.04	$0.95
Earnings per share - Diluted	1.01	0.88

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2019

(Unaudited)

Amounts in 000's	June 30, 2019	June 30, 2018

Assets:
Current assets:
Cash and cash equivalents	$1,924	$1,894
Accounts receivable, less allowance	35,462	34,511
Inventories, net	39,615	42,510
Prepaid expenses and other current assets	2,085	2,525
Total current assets	79,086	81,440

Property, Plant and equipment, net	14,200	14,576
Operating lease right of use asset	2,424	—
Intangible assets, less accumulated amortization	16,422	17,268
Goodwill	4,696	4,696
Other assets	202	598
Total assets	$117,030	$118,578

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$9,931	$12,972
Operating lease liability - short term	987	—
Mortgage payable	267	267
Other accrued liabilities	6,865	4,373
Total current liabilities	18,050	17,612
Long term debt	39,388	44,318
Mortgage payable, net of current portion	3,311	3,578
Operating lease liability - long term	1,441	—
Other non-current liabilities	38	846
Total liabilities	62,228	66,354
Total stockholders' equity	54,802	52,224
Total liabilities and stockholders' equity	$117,030	$118,578

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